Exhibit 99.1

CHASE CORPORATION

ANNUAL INCENTIVE PLAN

Fiscal Year 2018

The Company, in addition to salary and benefits provides further cash compensation to key employees based on achieving preset annual goals.

The plan is maintained and paid at the sole discretion of the Board of Directors and may be modified or suspended at any time by the Board.

Upon approval by the Board of Directors, the CFO will administer the plan.

It is the intent of the Board of Directors to exclude the effect of unusual events and expenses from the calculation.  The Compensation and Management Development Committee is given the authority by the Board to use its discretion in determining relevant exclusions.

Targets, awards, opportunities and associated performance award methodology and eligibility requirements will be established by the Compensation and Management Development Committee for the Chief Executive Officer and Chief Financial Officer and approved by the Board of Directors.  For senior management, the Executive Chairman and the CEO will jointly make recommendations to be approved by the Compensation and Management Development Committee.  For all other employees, the Executive Chairman and the CEO will be the approval authority.  See schedule below for award opportunities for the executive officers:

For fiscal year 2018, fiscal year 2018 budgeted Adjusted EBITDA, less the effects of foreign transaction gain (loss), aka Adjusted EBITDAX will be used as the target.    Payment threshold is 80% of the target which yields 50% of individual award opportunity.  There is a cap on the incentive payments of 200% achieved at 20% of the target performance above 105% actual fiscal year 2017 Adjusted EBITDAX.

Actual v. Target	Award Earned
80% of target	50%
90% of target	75%
100% of target to 105% of 2017 Adj. EBITDAX	100%
10% of target above 105% of 2017 Adj. EBITDAX	150%
15% of target above 105% of 2017 Adj. EBITDAX	175%
20% of target above 105% of 2017 Adj. EBITDAX	200%

Payment is made in cash no later than 75 days from the close of the fiscal year.

Award Opportunity

Chief Executive Officer

100% of base salary for 100% achievement of target. At 80% of target award is 50% of base salary. For results in excess of 105% of 2017 actual Adjusted EBITDAX, award increases to 200% of base salary at 20% of the target above 105% of 2017 actual Adjusted EBITDAX.

Chief Financial Officer

50% of base salary for 100% achievement of target. At 80% of target award is 25% of base salary. For results in excess of 105% of 2017 actual Adjusted EBITDAX, award increases to 100% of base salary at 20% of the target above 105% of 2017 actual Adjusted EBITDAX.

In addition to the financial targets the Compensation and Management Development Committee may choose to establish qualitative measurement criteria.  Together with the financial measures these are referred to as critical success factors (CSF).  When utilized, the CEO’s CSFs and appropriate weightings are approved by the Board.  The Executive Chairman and the CEO will jointly approve all others.

Other management and non-union bonus participants will have opportunities established by the Executive Chairman and the CEO.

To be eligible an employee must be on the active payroll when the bonus is paid and for at least 6 months prior to the end of the fiscal year.